Exhibit 3.1(c)

*150103*

Department Number

20150559125-65

Filing Date and Time

12/21/2015  9:24 AM

Entity Number

E0163072011-0

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.

Name of corporation:
EMS Find, Inc.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors authorized the designation of 500,000 shares of preferred stock, par value $.001 per share, as the Corporation's Series B Convertible Preferred Stock. The voting powers, preferences, limitations, restrictions and relative rights are contained in the Attachment.

3.

Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4.

Signature: (required)

X  /s/Steve Rubakh

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 1-5-15

Attachment

EMS FIND, INC.

CERTIFICATE OF DESIGNATION

PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1.

Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated and authorized shall be Two Hundred (200,000) Thousand.   Each share of Series B Preferred Stock shall have a par value of $0.001 per share and a stated value of $0.001 per share (the “Stated Value”).

Section 2.

Distributions.

So long as any shares of Series B Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of ninety percent (90%) of the shares of Series B Preferred Stock then outstanding (the “Requisite Holders”), (a) redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 9), (b) directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, or (c) set aside any monies to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

The sale, conveyance or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed a voluntary liquidation, dissolution or winding up of the corporation for purposes of this paragraph.  The merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be an event of liquidation, dissolution or winding up, if the holders of the Series B Preferred Stock outstanding upon the effectiveness of such merger or combination, receive for each share of Series B Preferred Stock one share of preference stock of the resulting or surviving corporation, which share of preferred stock will have rights and privileges roughly equivalent to the rights and privileges of the Series B Preferred Stock.

Section 2a.

Dividends.

Holders of Series B Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors out of funds legally available therefor.

Section 3.

Voting Rights; Negative Covenants.  The Series B Preferred Stock shall have the right to vote together with holders of Common Stock, on an as “converted basis”, on any matter that the Company’s shareholders may be entitled to vote on, either by written consent or by proxy.   So long as any shares of Series B Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any

Holders of the Series B Preferred Stock, (d) increase the authorized or designated number of shares of Series B Preferred Stock, (e) issue any additional shares of Series B Preferred Stock (including the reissuance of any shares of Series B Preferred Stock converted for Common Stock), (f)  issue any Senior Securities, or (g) enter into any agreement with respect to the foregoing.

Section 4.

Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series B Preferred Stock.  A “Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5.

Conversion.

(a)  Conversion at Option of Holder.  At any time and from time to time after the issuance of the Series B Preferred Stock, each share of Series B Preferred Stock shall be convertible into One (100) Hundred shares of Common Stock (“Conversion Ratio”).  To effect a conversion of Converted Shares, the Holder must deliver or fax an executed Notice of Conversion in the form attached hereto as Exhibit A (“Notice of Conversion”) to the Company, Attn: President, as provided in this Paragraph.  The Notice of Conversion shall be executed by the Holder of one or more shares of Series B Preferred Stock (such Holder, a “Converting Holder”) and shall indicate such Holder’s intention to convert the specific number of Converted Shares, representing all or a portion of the Holder’s shares of Series B Preferred Stock.  The date of conversion (the “Conversion Date”) shall be deemed to be the date on which the Holder faxes or otherwise delivers a Notice of Conversion to the Company, provided that, if the Notice of Conversion represents the conversion of all of the then Unconverted Preferred Stock of the Holder, the Holder must deliver to the Company the certificate or certificates representing all of the Holder’s Series B Preferred Stock no later than five (5) Trading Days thereafter.  Each Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”).  If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a).

(b)  Not later than five (5) Trading Days after a Conversion Date, the Company will deliver to the Holder  a certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series B Preferred Stock.  The Company shall, upon request of the Holder, use reasonable efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(c)  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series B Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6 upon the conversion of all outstanding shares of Series B Preferred Stock hereunder).  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

Section 6.  Adjustments to Conversion Ratio.

(a)

The Conversion Ratio shall be subject to adjustment from time to time as follows:

(i)           Sale.   If, for as long as any shares of Series B Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the holders of Common Stock of the Company are entitled to receive as a result of such transaction,  expressly assume the obligations of the Company hereunder.  Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the  Series B Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of  Series B Preferred Stock might have been converted immediately before such merger, consolidation or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable.  In the event of any such proposed Sale, the Holder hereof shall have the right to convert all of any of the outstanding Series B Preferred Stock by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company.

(ii)

Spin Off.  If, for as long as any shares of Series B Preferred Stock remain outstanding  the Company consummates a spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Company, in addition to or in lieu of any other compensation received by the Company for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause to be reserved Spin Off Securities equal to the number thereof which would have been issued to all Holders had all shares of Series B Preferred Stock outstanding on the record date (the “Record Date”), for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (such outstanding shares of Series B Preferred Stock, the “Outstanding Preferred Stock”), if all Shares of Series B Preferred Stock had been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Securities”);

(iii).

Stock Splits, etc.  If, at any time while any shares of Series B Preferred Stock remain outstanding (“Outstanding Shares”), the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Ratio and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action with respect to Outstanding Shares at the record date of such split.  By way of illustration, and not in limitation, of the foregoing (a) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion with respect to Outstanding Shares for which the Company issues shares after the record date of such split, the Conversion Ratio shall be adjusted to equal one-half of what it had been calculated to be immediately prior to such split; (b) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion with respect to Outstanding Shares for which the Company issues shares after the record date of such reverse split, the Conversion Ratio shall be adjusted to equal ten times what it had been calculated to be immediately prior to such split; and (c) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion with respect to Outstanding Shares for which the Company issues shares after the record date of such dividend, the Conversion Ratio shall be adjusted to equal such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

(iv).

Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any Holder of Series B Preferred Stock, furnish to such Holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Ratio in effect at the time and (c) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

Section 7.

Status as Stockholder.   Upon submission of a Notice of Conversion by a Holder of Series B Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a Holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designations.

Section 8.

Rank of Series.  For proposes of this Certificate of Designation, the shares of Series B Preferred Stock shall rank junior to any stock of all other series of preferred stock currently issued, as to liquidation, winding up, or dissolution, as applicable, in preference or priority to the holders of such other class or classes.

Section 9.  Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Common Stock” means the common stock, $.001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Issuance Date” means the date printed on the certificate(s) evidencing the issuance of the Series B Preferred Stock.

“Holder” means a registered holder of a share or shares of Series B Preferred Stock.

“Junior Securities” means the Common Stock.

“Liquidation Preference” means, with respect to a share of Series B Preferred Stock, an amount equal to the Stated Value thereof.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Senior Securities” means each class or series of capital stock of the Company authorized prior to the original filing of this Certificate of Designations that, by its terms, is senior to the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

IN WITNESS WHEREOF, the undersigned hereby declares under penalty of perjury under the laws of the State of Nevada that he has read the foregoing Certificate of Designation and knows the contents thereof, and he is duly authorized to execute the same on behalf of the Company, this    day of December, 2015.

EMS FIND, INC.

/s/Steve Rubakh

By: __________________

Title:   CEO